Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 3, 2005, except for paragraphs 3 through 6 of Note 10 as to which the date is April 21, 2005, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-128059) and related Prospectus of SGX Pharmaceuticals, Inc. for the registration of its common stock expected to be filed on or about October 21, 2005.
/s/ ERNST & YOUNG LLP
San Diego, California
October 18, 2005